ESCROW AGREEMENT

THIS AGREEMENT is made and entered into as of the Effective Date, as defined in Paragraph 7(e) hereof, by and among the following:

E & P CO, LLC, 2500 Tanglewilde, Suite 260, Houston, TX 77063, (“Operator”) represented herein by Osman Kaldirim, Jr., President and duly authorized to execute this Agreement on behalf of Operator; and,

JUSTISS OIL COMPANY, INC., P.O. Box 2990, Jena, Louisiana 71342, (“Contractor”) represented herein by J. F. Justiss, III, Vice President, Operations and duly authorized to execute this Agreement on behalf of Contractor; and,

BANK OF JENA, P.O. Box 1440, Jena, Louisiana 71342 (“Escrow Agent”), represented herein by W. Paul Tweedy, President being and duly authorized to execute this Agreement on behalf of Escrow Agent;

WHEREAS, the Operator and Contractor have entered into and executed a Model Form IADC Daywork Drilling Contract-U.S. (the “Contract”) providing for the drilling of IP CO SWD #2, located in Section 35-T14N-R5E, Caldwell Parish, Louisiana (the “Project”);

WHEREAS, the Operator and Contractor have agreed to enter into and execute an Escrow Agreement for the purpose of assuring payment to the Contractor of all sums due and to become due to the Contractor under the terms of the Contract; and,

IT IS THEREFORE AGREED:

1)	Required Escrow Payment

(a)      Concurrently with the execution of this Escrow Agreement the Operator will deposit by wire transfer with the Escrow Agent the sum of $225,325.00 in cash plus the Escrow Fee provided in Paragraph 5(j) below, the receipt of which will be acknowledged to each of Operator and Contractor in writing by the Escrow Agent (the “Initial Escrow Fund” and, together with the “Supplemental Escrow Funds”, herein together the “Escrow Fund”).

The amount of the Initial Escrow Fund is based upon a mobilization and demobilization fee of $54,325.00, and 12 days at the operating daywork rate of $14,250.00.

(b)      It is the intent hereof that the Escrow Fund shall, at all times, contain an amount not less than an amount necessary to cover the amount that may reasonably be due to Contractor as calculated in accordance with the Contract (in excess of the amount then on deposit in the Escrow Fund), as provided by written agreement of Operator and Contractor (“Supplemental Escrow Agreement”).

(c)      If it is anticipated that additional work is to be conducted on a Daywork Basis, as provided in the Contract, Contractor shall notify Operator in writing (in accordance with Section 6 hereof) that an additional escrow deposit (each a “Supplemental Escrow Deposit”) is required as specified by the relevant Supplemental Escrow Agreement. Each Supplemental Escrow Deposit shall be in an amount not more than (10) days of daywork per each Supplemental Escrow Deposit at the operating day rate, with drill pipe, all calculated in accordance with the Contract. Each Supplemental Escrow Deposit shall be wired to the Escrow Fund within 48 hours following execution of the Supplemental Escrow Agreement. The receipt of each Supplemental Escrow Deposit shall be acknowledged by Notice in writing provided to each of the Operator and Contractor by Escrow Agent. Thereafter, from time to time, as required and set forth in a Supplemental Escrow Agreement, the Contractor may require, and the Operator shall deposit, one or more Supplemental Escrow Fund Deposits in increments of not more than (10) days, until the job is complete.

2)	Appointment and Acceptance

Operator and Contractor hereby appoint Bank of Jena as Escrow Agent and Bank of Jena accepts such appointment pursuant to the terms hereof.

3)	Release of Escrow Funds

The Escrow Fund and shall be held by the Escrow Agent and deposited into a Special Escrow Fund to be released by the Escrow Agent to the Contractor in incremental payments (“Incremental Payments”) in the following manner:

The Contractor shall invoice Operator, as provided by Paragraph 5 of the Contract, notwithstanding any contrary provision of said Paragraph 5. Contractor shall be permitted to request and receive incremental payments from the Escrow Fund as hereinafter provided. (together “Incremental Payments” and, each, an “Incremental Payment”) calculated in accordance with the work properly completed as determined under the Contract. The Operator shall have the right to approve the invoice for each Incremental Payment and, if so approved, shall forward the invoice to the Escrow Agent for payment (“Approved Payment”). If the invoice(s) are not approved and released for payment to Escrow Agent within 30 days of receipt thereof by Operator, then the Contractor shall furnish the following to each of Escrow Agent and the Operator:

1)	A copy of the relevant invoice(s) certified to be true, correct, and complete (“Certified Invoice(s)”); and,

2)	The Contractor’s affidavit (executed by a duly authorized officer of Contractor) certifying that the Mobilization and Daywork provisions of the contract have been fulfilled, that the amount invoiced is due, and that there is no dispute as to payment (the “Contractor’s Certification” and, together with the Certified Invoice(s), the (“Contractor’s Documents”).

Upon receipt of the applicable a) Approved Payment from the Operator or b) the Contractor’s Documents, whichever is first received, the Escrow Agent shall release and pay to the Contractor the amount of the subject invoice(s) in the following manner:

A)	Incremental Payment and a description of the job progress point at which incremental payment was earned, and the due date thereof.

B)	The Balance of Payments due/ and total due upon completion of the obligations.

In the event either of the Operator or the Escrow Agent shall not have duly received all of the Contractor’s Documents, the i) Operator shall give Notice of “a)” above to the Escrow Agent and the Operator and “i)” the balance of the Escrow Fund shall be released by the Escrow Agent and paid to the Operator.

4)	Disputed Payment

In the event of a dispute as to the disposition and release of all or a part of the Escrow Fund, the disputing Party (“Disputing Party”) shall notify the other Parties hereto, in writing, as to the basis for the dispute within thirty (30) days of the date of receipt of the subject Invoice by Disputing Party. If the dispute cannot be resolved by agreement, the Escrow Agent may, subject to the provisions of Paragraph (5)(b), commence an action in the nature of an interpleader and deposit the disputed portion of the Escrow Fund with a Court of competent jurisdiction for disposition and shall pay the undisputed portion to the Contractor.

5)	Rights, Privileges, Immunities, and Liabilities of Bank

a)      Depository Only. The Escrow Agent is not a party to and is not bound or charged with notice of any other agreement out of which this escrow arises, and acts hereunder as a depository only. Except in the event of a loss occasioned by gross negligence or willful misconduct, the Bank is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any document, instrument, certificate, check, or agreement, or for the identity or authority of any person executing or depositing the same, and may assume any person purporting to give any written notice, advice, or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be deemed to have any knowledge of any documents other than this Escrow Agreement. The Escrow Agent shall not be liable for anything that it may do or refrain from doing in connection herewith, except on account of its own gross negligence or willful misconduct. The Escrow Agent’s only duty, liability, and responsibility shall be to hold the Escrow Fund as herein directed, to invest the same in a Federal Deposit Insurance Corporation insured account, and to pay and deliver the same to such persons and under such conditions as are herein set forth.

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b)      Indemnity. The Contractor and Operator hereby agree, jointly and severally, to indemnify and save Escrow Agent harmless from all loss, cost, damage, expense, and attorney’s fees suffered or incurred by Escrow Agent as a result of any action or inaction taken or failed to be taken by the Escrow Agent in connection herewith, other than losses, costs, damages, expenses, and attorney’s fees resulting from the Escrow Agent’s gross negligence or willful misconduct. All protections and indemnities contained in this Escrow Agreement, benefiting the Escrow Agent, shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

c)      Actions Protected. The Escrow Agent shall be protected in acting on any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine.

d)      Good Faith Action. Except for acts of gross negligence or willful misconduct, the Escrow Agent shall not be liable for anything that it may do or refrain from doing in connection herewith, provided that it acts in good faith.

e)      Legal Counsel. The Escrow Agent may confer with legal counsel in the event of any dispute or questions as to the construction of any of the provisions of this Escrow Agreement, or its duties hereunder, and except for acts of gross negligence or willful misconduct, it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of its counsel.

f)      Event of Dispute. In the event of any disagreement involving the parties resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement or in the event that Bank, in good faith, shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it and institute a concursus proceeding in a Court of competent jurisdiction and all of the parties to resolve their conflicting claims judicially. The rights of Escrow Agent under this subparagraph are cumulative of all other rights which it may have by law or otherwise.

g)      Discharge. The Escrow Agent, having duly delivered all of the documents, instruments, funds, certificates, agreements, and otherwise duly performing each of its other obligations pursuant to the terms of this Agreement, shall be, ipso facto, discharged from any further obligation hereunder except as otherwise provided herein, without the necessity of any formal documentation.

h)      Bond. The Escrow Agent shall not be required to post a bond in connection with the providing of its services hereunder.

i)      Resignation. The Escrow Agent and any successor to it hereafter appointed (“Successor”), may at any time resign by giving prior Notice in writing to Contractor and Operator (“Notice of Resignation”) and shall be discharged from its duties hereunder upon the appointment of a Successor, compliance with the requirements of Sub-Section 5(c) hereof, and the assignment of this Agreement to, and assumption of this Agreement by, the Successor, together with any agreements, undertakings, and other obligations of Escrow Agent under, or in connection with, this Agreement (“Ancillary Documents”). In the event of any such resignation, a successor Escrow Agent shall be appointed by the written consent of Contractor and Operator. In the event that Contractor and Operator fail to appoint a Successor within thirty (30) days of the receipt of the Notice of Resignation by the last of the Contractor or Operator to so receive the Notice of Resignation, the Escrow Agent shall have the absolute right to appoint another federally chartered bank or, if agreed in writing by Contractor and Operator, another entity, which is willing to serve as the Successor. Any Successor shall deliver to Contractor and Operator a written instrument accepting the appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all of the Escrow Fund then held by the predecessor Escrow Agent hereunder.

j)      The Escrow Fee. The Escrow Agent shall charge a fixed fee in the amount of Two Thousand Dollars ($2,000) as a fee for the services rendered and to be rendered as Escrow Agent. The escrow account will be non-interest bearing.

k)      Final Release of Escrow Funds Balance. At the conclusion of the drilling operation to be performed by the Contractor for the Operator and after the Contractor has been paid in full for all invoices submitted for the work performed, including any final billing for the demobilization fee, any and all excess funds remaining in the Escrow Fund and Supplemental Escrow Fund, shall be paid and delivered to the Operator, pursuant to the authorization to the Escrow agent, in writing, signed by Operator and Contractor.

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6)      Notice. All notices, requests, demands, claims, and other communications that are required to be, or which may be, given by any Party (“Notifying Party”) under this Agreement (each, a “Notice”) shall be in writing addressed to the each of the other Parties (“Intended Recipients” or, each, an “Intended Recipient”), at the relevant Intended Recipient’s address set forth following. Any Notice shall be delivered (i) in person; (ii) by same day or overnight courier; (iii) by electronic facsimile or email transmission, or (iv) mailed, certified first class mail, postage prepaid, return receipt requested, to the Intended Recipient.

Operator:	E & P Company, LLC 2500
Tanglewilde, Suite 260
Houston, TX 77063
Attn: Osman Kaldirim, Jr., President

Contractor:	Justiss Oil Company, Inc.
P.O. Box 2990
Jena, LA 71342
Attn: Wayne Pritchard

Escrow Agent:	William B Higdon, Jr., Senior Vice-President & CFO
P.O. Box 1440
Jena, LA 71342
Attn: Paul Tweedy

By Notice given in accordance with this Section, any Party may provide, at any time, a different address or other information for notice under this Section.

A Notice shall be effective (“Notice Effective Date”) (i) if delivered in person or by courier, upon actual receipt by the Intended Recipient, (ii) if sent by electronic facsimile or email transmission, when the Notifying Party receives facsimile or email confirmation that such notice was received at the facsimile number or email address, as the case may be, of the Intended Recipient, or (iii) if mailed, upon the earlier of five (5) business days after deposit in the mail or the date of delivery as shown by the return receipt.

7)      Miscellaneous

a)      This Agreement may not be altered, amended, revised or modified, in whole or in part, except by written agreement signed by all of the Parties hereto.

b)      This Agreement is an ancillary to and shall be read and considered with the Daywork Drilling Contract-U.S., between Justiss Oil Company, Inc. and E & P Co, LLC., with an effective date of January 31, 2014, except as herein provided.

c)      This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

d)      This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

e)      This Agreement shall not take effect until the latter to occur of i) all Parties having signed the Agreement; or, ii) the amount of the Initial Escrow Fund has been delivered to the Escrow Agent

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IN WITNESS WHEREOF, this Agreement has been entered into and executed as of the Effective Date.

E & P Co, LLC

By:
Osman Kaldirim, Jr., President

JUSTISS OIL COMPANY, INC.

By:
James F. Justiss III, Vice-President

William B Higdon, Jr., Senior Vice-President & CFO

By:
William B Higdon, Jr., Senior Vice-President & CFO

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